Exhibit 23(a)


                          CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OrNda HealthCorp Employee Stock Purchase Plan, and the OrNda HealthCorp Outside Directors Stock Option Plan, of our report dated October 10, 1995 (except for paragraph 7 of Note 6 and paragraph 9 of Note 8, as to which the dates are October 27, 1995 and October 31, 1995, respectively), with respect to the consolidated financial statements and schedule of OrNda HealthCorp included in its Annual Report (Form 10-K) for the year ended August 31, 1995, filed with the Securities Exchange Commission.


                              /s/ Ernst & Young LLP
                              Ernst & Young LLP


Nashville, Tennessee
January 22, 1996